Exhibit 3.18

Execution Copy

FOURTH AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT

OF

REDBOX AUTOMATED RETAIL, LLC

dated March 6, 2009

-i-

EXHIBIT A

-ii-

FOURTH AMENDED AND RESTATED OPERATING AGREEMENT

OF

REDBOX AUTOMATED RETAIL, LLC

This Fourth Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Redbox Automated Retail, LLC, a Delaware limited liability company (the “Company”), dated as of February 26, 2009, is by and among the Company, Coinstar, Inc., a Delaware corporation (“Coinstar”) and Sesame Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Coinstar (“Sesame”).

Recitals

A. WHEREAS, the Members (as defined below) own 100% of the interest of the Company as set forth on Exhibit A attached hereto;

B. WHEREAS, the Third Amended and Restated Operating Agreement was entered into as of May 31, 2006 (the “Prior Agreement”); and

C. WHEREAS, the Members wish to modify certain provisions of the Prior Agreement and to amend and restate in its entirety the Prior Agreement, with the agreed-upon amendments, and such restated agreement reads as set forth herein, now therefore, be it

D. RESOLVED, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein, the Company and the Members agree as follows:

Agreement

1.	Organization of the Company

1.1	Name

The name of the Company is Redbox Automated Retail, LLC or such other name as the Members may from time to time hereafter designate.

1.2	Certificate of Formation

The term of the Company commenced upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on November 16, 2004, and shall be perpetual unless earlier terminated and dissolved pursuant to Section 12.

1.3	Registered Agent

The registered office of the Company in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The

registered agent of the Company to accept service of process is the Corporation Trust Company. The registered office and registered agent of the Company may be changed by the Members from time to time by filing an amendment to the Certificate of Formation in accordance with the Delaware Act.

2.	Definitions; Rules of Construction

In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Agreement” means this Fourth Amended and Restated Operating Agreement as originally executed and as amended or restated from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.

“Manager” means the Manager designated in Section 6.

“Members” means the Members identified in Section 5.

“Unit” means the limited liability company interest of the Members, ownership of which is set forth in Exhibit A.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3.	Purpose

The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Manager from time to time.

4.	Principal Office

The principal office of the Company and such additional offices as the Members may establish, shall be located at such place or places inside or outside the State of Delaware as the Manager may designate from time to time.

5.	The Members

The Members are Coinstar, Inc., a Delaware corporation, and Sesame Holdings, Inc., a Delaware corporation, each owning membership interests in the Company as set forth on Exhibit A attached hereto.

5.1	Manner of Acting

The affirmative approval of any action required or permitted to be taken by the Members holding at least a majority of the outstanding Class A Interests shall constitute the approval of the Members and shall be binding upon all of the Members.

6.	Management of the Company

6.1	Manager

The Manager of the Company shall be Coinstar, Inc., a Delaware corporation.

6.2	Appointment and Removal of Manager

Only Coinstar may remove the Manager and designate a successor Manager, and Coinstar may, in its sole discretion, remove the Manager and designate a successor Manager from time to time with or without cause.

6.3	Authority of Manager

The Company shall be managed by the Manager, which shall have the sole and exclusive right to manage the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.

6.4	Limitation on Authority of Manager

The Manager shall not have the authority to perform any act in contravention of this Agreement.

6.5	Officers

(a) The Manager may, from time to time, designate one or more persons to be officers of the Company until his or her successor shall be duly designated and shall qualify, or until his or her death, resignation or removal as provided in this Agreement. Any officer so designated has such authority and shall perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles to particular officers, and, unless the Manager decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Managers pursuant to this Section 6.5. Any officer of the Company may be removed as such, with or without cause, by the Manager whenever in its judgment the best interests of the Company will be served thereby. Any Officer may hold any number of offices. No officer need be a Member, a Delaware resident or a United States citizen. Designation of a person as an officer of the Company shall not of itself create any contract rights and such officers shall be employees at will, unless otherwise expressly provided by written contracts between such persons and the Company.

(b) Any officer of the Company may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(c) Any vacancy occurring in any office of the Company may be filled by the Manager.

6.6	Execution of Company Documents

When the taking of such action has been authorized by the Manager, any officer of the Company or any other person specifically authorized by the Manager may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Certificate of Formation, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company, a certificate of cancellation canceling the Certificate of Formation.

7.	Capital Contributions

The Members shall make such capital contributions at such times and in such amounts as shall be determined by the Members.

8.	Distributions; Allocations of Income and Loss

Distributions of cash or other assets of the Company to the Members shall be made at such times and in such amounts as the Manager may determine. All distributions and allocations of profits and losses, or items thereof, shall be made among the Members in proportion to the number of Class A Interests held by them.

9.	Books and Records

The Manager shall maintain records and accounts of all operations and expenditures of the Company in such manner as it deems appropriate in compliance with the Delaware Act.

10.	Company Interests

(a) As of February 26, 2009, the Company has authorized the issuance of 9,000,000 Class A Interests. All of the Class A Interests have been issued and are outstanding, are fully-paid and are not subject to further assessment, are represented by Class A Interest Certificates and are held by the Members and in the amounts set forth on Exhibit A.

(b) On February 26, 2009, Coinstar acquired all of the issued and outstanding Class B Interests of the Company pursuant to a Purchase and Sale Agreement, by and among Coinstar and Redbox Employee Equity Incentive Plan, LLC, a Delaware limited liability company. Such Class B Interests acquired by Coinstar have been tendered to the Company by Coinstar for cancellation and the Company shall not be authorized to issue any additional Class B Interests. The Class A Interests shall represent the sole class of outstanding interests of the Company.

11.	Assignments of Company Interest

Except with the prior written consent of the Manager, which consent may be withheld with or without cause, the Members interests in the Company shall not be transferable in whole or in part. In the event of any transfer of any Member’s company interests permitted under this Section 11, the assignee shall be admitted as a Member and admitted to all the rights of the transferring Member upon execution of a counterpart to this Agreement and upon the books and records of the Company being updated to reflect the transfer of the transferring Member’s Company interest to the new Member.

12.	Withdrawal

The withdrawal of any Member shall result in the dissolution of the Company; provided, however, that in the event that the Manager designates a substitute Member after receiving notice of such Member’s intent to withdraw, the withdrawal of such Member shall not result in the dissolution of the Company.

13.	Dissolution

Subject to the provisions of Section 12, the Company shall be dissolved and its affairs wound up and terminated upon the determination of the Members to dissolve the Company.

14.	Winding Up

14.1	Responsibility for Winding Up

Upon dissolution of the Company, the Manager may wind up the Company’s affairs.

14.2	Distribution of Assets upon Winding Up

Upon the winding up of the Company, the assets shall be distributed as follows: (a) to creditors, including the Members should it be a creditor, in satisfaction of liabilities of the Company other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Members; and (b) the remainder, if any, to the Members in proportion to the number of Class A Interests held by them.

15.	Limitation on Liability

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members and the Manager of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or the Manager.

16.	Indemnification

To the fullest extent not prohibited by law, the Company shall indemnify and hold harmless the Members and the Manager from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Members or the Manager may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to any business of the Company transacted or occurring while any Member was a Member or the Manager was the Manager, as the case may be, regardless of whether the Members or the Manager continues to be a Member or the Manager of the Company at the time any such liability or expense is paid or incurred.

17.	Reliance by Third Parties

This Agreement is entered into between the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assigns. Specifically (but not by way of limitation), this Agreement is not intended for the benefit of any creditor of the Company or any other person. Except to the extent provided by applicable statute, and then only to that extent, no such creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and the Members, either with respect to any contribution to the Company or otherwise.

18.	Tax Matters

The Members intend that the Company will be treated as a partnership for U.S. federal, state and local tax purposes and agree not to take any position or make any election, in a tax return or otherwise, inconsistent with the treatment of the Company as a partnership for such purposes. The Company shall not be a partnership (including a general partnership or a limited partnership) or joint venture for any purposes other than U.S. federal, state and local Tax purposes, and this Agreement shall not be construed to suggest otherwise.

19.	Amendments

This Agreement may be amended only upon the written consent of the Members.

20.	Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first herein written above.

COMPANY:

REDBOX AUTOMATED RETAIL, LLC
By:	Coinstar, Inc., its Manager

/s/ Donald R. Rench
Donald R. Rench
General Counsel and Secretary

MEMBERS:

COINSTAR, INC.

/s/ Donald R. Rench
Donald R. Rench
General Counsel and Secretary

SESAME HOLDINGS, INC.

/s/ Donald R. Rench
Donald R. Rench
General Counsel and Secretary

EXHIBIT A

Members Name & Address	Class A Interests Owned (percentage)

Coinstar, Inc. 1800 114th Avenue SE Bellevue, WA 98004	8,589,789 (95.44%)

Sesame Holdings, Inc. 1800 114th Avenue SE Bellevue, WA 98004	410,211 (4.56%)